Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES FIRST QUARTER 2021 RESULTS

COMPARABLE restaurant SALES accelerate to 17.2%; Restaurant level margins expand to 22.3%

NEWPORT BEACH, Calf. – April 21, 2021 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2021.

First quarter highlights, year over year:

•	Revenue increased 23.4% to $1.7 billion
•	Comparable restaurant sales increased 17.2%
•	Digital sales grew 133.9% and accounted for 50.1% of sales
•	Restaurant level operating margin was 22.3%, an increase of 470 basis points
•

Diluted earnings per share was $4.45,  net of a $0.91 after-tax impact from expenses related to the 2018 performance share (“PSU”) modification to account for the unplanned effects of COVID-19, restaurant asset impairment and closure costs, as well as corporate restructuring, a  64.8% increase from $2.70. Adjusted diluted earnings per share excluding these charges was $5.36, a 74.0%  increase from $3.08 [1]

•	Opened 40 new restaurants and closed 5 restaurants

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“Chipotle is off to a great start in 2021 thanks to our employees and their incredible level of collaboration and tireless dedication,” said Brian Niccol, Chairman and CEO, Chipotle. “As  vaccines roll out and we get closer to moving past this pandemic, I believe Chipotle is well positioned for growth. I’m excited about our future as we remain focused on innovating in culinary, leading in food with integrity, and providing convenient access inside our restaurants and through our expanding digital ecosystem.”

COVID-19 and Liquidity Update:

The health and well-being of our employees and guests continues to be our top priority. Beyond the investments made in our people, restaurants, and supply chain, we are closely following the recommendations of the CDC and local health departments and have implemented social distancing, wearing face masks, a tamper evident packaging seal for all digital orders, as well as creating the steward role to sanitize high-traffic areas. Collectively, these efforts give our employees and guests confidence that Chipotle remains steadfast in our commitment to keep them safe as we continue to increase capacity for in-restaurant dining.

As of March 31, 2021, Chipotle continues to maintain a strong financial position with nearly $1.2 billion in cash, investments and restricted cash, and no debt. We also have access to a recently refinanced  $500 million untapped credit facility with which to continue to navigate this crisis. Our financial strength gives us the opportunity to make on-going strategic investments in our people, business, and communities, which we believe will benefit us for years to come.

Results for the three months ended March  31, 2021:

Revenue in the first quarter was $1.7 billion, an increase of 23.4% compared to the first quarter of 2020 and includes a 17.2% increase in comparable restaurant sales. We believe several new menu items, effective marketing, and on-going strength in digital sales, as well as a tailwind from government stimulus payments to consumers contributed to first quarter revenue growth. For Q2, we expect our comparable restaurant sales to be in the range of high twenties to 30% with quesadilla incidence normalizing, and lower marketing investment.

Digital sales grew 133.9% year over year to $869.8 million and represented 50.1% of sales. A little more than half of the digital sales were from order ahead transactions as guests increasingly appreciate both the value and convenience offered by this channel, as well as the added convenience of more Chipotlanes.

We opened 40 new restaurants during the first quarter and closed five restaurants, bringing the total restaurant count to 2,803. During the quarter, 26 of the 40 new restaurants included a Chipotlane. These formats continue to perform very well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns.

Food, beverage and packaging costs in the first quarter were 30.0% of revenue, a decrease of 280 basis points compared to the first quarter of 2020. The decrease was primarily due to the benefit of menu price increases, and to a lesser extent, a mix shift towards higher margin proteins and lower waste. These decreases were partially offset by costs associated with cauliflower rice and fewer sales of high margin beverages.

Restaurant level operating margin was 22.3%, an increase from 17.6% in the first quarter of 2020. The improvement was driven primarily by leverage from the comparable restaurant sales increase and menu price increases, partially offset by increased delivery expense and wage inflation.

General and administrative expenses for the first quarter were $155.1 million on a GAAP basis, or $129.2 million on a non-GAAP basis, excluding $24.4 million for a modification to 2018 performance shares to account for the unplanned effects of COVID-19 and $1.6 million of transformation expenses. GAAP and non-GAAP general and administrative expenses for the first quarter of 2021 also include underlying general and administrative expenses totaling $89.0 million, $29.7 million of non-cash stock compensation, and $10.2 million related to higher bonus accruals as well as payroll taxes on equity vesting and stock option exercises.

The GAAP effective income tax rate for the first quarter was 20.2%, which is lower than our expected effective income tax rate for the full year 2021, primarily due to elevated excess tax benefits related to option exercises and equity vesting in the first quarter. On a non-GAAP basis, the 2021 first quarter effective tax rate was 18.5%.

Net income for the first quarter was $127.1 million, or $4.45 per diluted share, an increase from $76.4 million, or $2.70 per diluted share, in the first quarter of 2020. Excluding the impact of PSU modifications, restaurant asset impairment and closure costs, and corporate restructuring expenses, adjusted net income was $153.1 million and adjusted diluted earnings per share was $5.36.

During the quarter, our Board of Directors approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock, subject to market conditions. Including this repurchase authorization, approximately $153.8 million was available as of March 31, 2021. The repurchase authorization may be modified, suspended, or discontinued at any time. We restarted the buyback program in late February and repurchased $61.2 million of stock at an average price of $1,425 during the first quarter.

More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of April.

Outlook

For 2021, management is anticipating the following:

•

Given on-going uncertainty surrounding the future impact of COVID-19 on the broader US economy and any specific impact to our company, we are not providing fiscal 2021 comparable restaurant sales growth guidance

•	Around 200 new restaurant openings, which assumes minimal construction and permit delays related to COVID-19
•	An estimated effective full year tax rate between 25% and 27%

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month food and beverage revenue for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•

Digital sales represent food and beverage revenue generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales exclude revenue deferrals associated with Chipotle Rewards.

Conference Call Details

Chipotle will host a conference call to discuss first quarter 2021 financial results on Wednesday, April  21, 2021, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 5215022. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,800 restaurants as of March  31, 2021, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With over 97,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and former executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about our future cash flow, new restaurant development plans and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “expect”, “potential”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: the ongoing adverse effect of the novel coronavirus (COVID-19) pandemic on our guest traffic, restaurant sales and operating costs as a result of actions we have taken in response to the coronavirus, including closing some restaurants, ending dine in service at some restaurants while continuing to offer only takeout and/or delivery, modifying work hours at some restaurants, extending enhanced benefits to employees working during and/or impacted by the coronavirus, increasing compensation for restaurant employees, purchasing masks, gloves and additional sanitation supplies and services and delaying the construction of new restaurant openings; risks that the impact of the coronavirus pandemic will continue for a long duration and may require a more drastic response, such as closing all or most restaurants; risks of food safety and food-borne illnesses and other health concerns about our food; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information; the impact of competition, including from sources outside the restaurant industry; the increasingly competitive labor market and our ability to attract and retain qualified employees; the impact of federal, state or local government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in unemployment caused by the coronavirus pandemic), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services, which are heightened during the pendency of government restrictions on dine in restaurant services as a result of the coronavirus pandemic; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2021		2020
Food and beverage revenue	$1,715,990	98.5%	$1,402,117	99.4%
Delivery service revenue	25,585	1.5	8,655	0.6
Total revenue	1,741,575	100.0	1,410,772	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	522,671	30.0	462,299	32.8
Labor	433,669	24.9	393,565	27.9
Occupancy	101,769	5.8	95,279	6.8
Other operating costs	294,710	16.9	210,762	14.9
General and administrative expenses	155,103	8.9	106,470	7.5
Depreciation and amortization	63,122	3.6	58,374	4.1
Pre-opening costs	3,421	0.2	3,566	0.3
Impairment, closure costs, and asset disposals	5,668	0.3	9,336	0.7
Total operating expenses	1,580,133	90.7	1,339,651	95.0
Income from operations	161,442	9.3	71,121	5.0
Interest and other income (expense), net	(2,168)	(0.1)	2,743	0.2
Income before income taxes	159,274	9.1	73,864	5.2
Benefit/(provision) for income taxes	(32,173)	(1.8)	2,524	0.2
Net income	$127,101	7.3%	$76,388	5.4%
Earnings per share:
Basic	$4.52		$2.75
Diluted	$4.45		$2.70
Weighted-average common shares outstanding:
Basic	28,125		27,792
Diluted	28,582		28,323
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	$(263)		$(1,841)
Comprehensive income	$126,838		$74,547

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$694,776	$607,987
Accounts receivable, net	68,449	104,500
Inventory	24,304	26,445
Prepaid expenses and other current assets	61,615	54,906
Income tax receivable	244,122	282,783
Investments	363,585	343,616
Total current assets	1,456,851	1,420,237
Leasehold improvements, property and equipment, net	1,613,670	1,584,311
Long-term investments	110,928	102,328
Restricted cash	27,863	27,849
Operating lease assets	2,858,345	2,767,185
Other assets	59,463	59,047
Goodwill	21,939	21,939
Total assets	$6,149,059	$5,982,896
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$147,417	$121,990
Accrued payroll and benefits	221,677	203,054
Accrued liabilities	145,627	164,649
Unearned revenue	110,197	127,750
Current operating lease liabilities	209,086	204,756
Total current liabilities	834,004	822,199
Long-term operating lease liabilities	3,040,176	2,952,296
Deferred income tax liabilities	135,929	149,422
Other liabilities	41,419	38,844
Total liabilities	4,051,528	3,962,761
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,936 and 36,704 shares issued as of March 31, 2021 and December 31, 2020, respectively	369	367
Additional paid-in capital	1,606,501	1,549,909
Treasury stock, at cost, 8,777 and 8,703 common shares as of March 31, 2021 and December 31, 2020, respectively	(2,908,111)	(2,802,075)
Accumulated other comprehensive loss	(4,492)	(4,229)
Retained earnings	3,403,264	3,276,163
Total shareholders' equity	2,097,531	2,020,135
Total liabilities and shareholders' equity	$6,149,059	$5,982,896

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2021	2020
Operating activities
Net income	$127,101	$76,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,122	58,374
Amortization of operating lease assets	49,269	42,961
Deferred income tax provision	(13,482)	27,343
Impairment, closure costs, and asset disposals	4,937	8,805
Provision for credit losses	(275)	(90)
Stock-based compensation expense	55,390	17,395
Other	2,180	707
Changes in operating assets and liabilities:
Accounts receivable	32,175	25,967
Inventory	2,148	2,734
Prepaid expenses and other current assets	(8,756)	(4,158)
Other assets	(186)	(5,133)
Accounts payable	19,446	20,245
Accrued payroll and benefits	18,188	5,839
Accrued liabilities	(17,869)	(9,389)
Unearned revenue	(15,606)	(15,924)
Income tax payable/receivable	38,640	(29,179)
Operating lease liabilities	(50,902)	(40,918)
Other long-term liabilities	453	104
Net cash provided by operating activities	305,973	182,071
Investing activities
Purchases of leasehold improvements, property and equipment	(86,619)	(77,653)
Purchases of investments	(90,477)	(80,746)
Maturities of investments	60,593	99,037
Net cash used in investing activities	(116,503)	(59,362)
Financing activities
Acquisition of treasury stock	(57,229)	(54,401)
Tax withholding on stock-based compensation awards	(44,810)	(47,630)
Other financing activities	(221)	(69)
Net cash used in financing activities	(102,260)	(102,100)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(407)	(819)
Net change in cash, cash equivalents, and restricted cash	86,803	19,790
Cash, cash equivalents, and restricted cash at beginning of period	635,836	508,481
Cash, cash equivalents, and restricted cash at end of period	$722,639	$528,271
Supplemental disclosures of cash flow information
Income taxes paid (refunded)	$6,909	$(14)
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$54,868	$33,757
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$3,997	$-

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in millions)

(unaudited)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2021	2020	2020	2020	2020
Number of restaurants opened	40	61	44	37	19
Restaurant closures	(5)	(1)	(3)	(3)	(2)
Restaurant relocations	-	(2)	-	(3)	(1)
Number of restaurants at end of period	2,803	2,768	2,710	2,669	2,638
Average restaurant sales(1)	$2,313	$2,223	$2,199	$2,161	$2,217
Average restaurant sales, excluding delivery MPI(2)	$2,273	$2,200	$2,192	$2,161	$2,217
Comparable restaurant sales increase (decrease)	17.2%	5.7%	8.3%	(9.8%)	3.3%

(1) Beginning in Q3 2020, we revised the definition of average restaurant sales to exclude delivery service revenues (refer to Definitions section above). We made this change to more closely align with how management views the business and given the increase in the delivery business. Average restaurant sales in all comparative periods presented has been updated to conform with the new definition. Average restaurant sales is a trailing 12-month measure.

(2) In Q3 2020, we began implementing delivery menu-price increases ("MPI") to partially offset the increased cost of delivery. "Average restaurant sales, excluding delivery MPI" represents average restaurant sales, as defined above, adjusted to remove the impact of delivery menu price increases. This is intended to illustrate our underlying food and beverage sales per restaurant.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

The following provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding expenses related to restaurant asset impairment, corporate restructuring, stock-based compensation modification expense, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding transformation expenses, stock-based compensation modification expense, and certain other costs.  The non-GAAP effective tax rate is the effective tax rate adjusted to reflect the tax effect of non-GAAP adjustments. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, and adjusted general and administrative expenses measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

	Three months ended
	March 31,
	2021	2020
Net income	$127,101	$76,388
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment and other restaurant costs(1)	2,299	6,154
Duplicate rent expense(2)	56	106
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(3)	332	-
Duplicate rent expense(2)	1,344	951
Employee related restructuring costs(4)	153	389
Stock-based compensation modification expense(5)	24,366	1,353
Other adjustments(6)	-	3,840
Total non-GAAP adjustments	$28,550	$12,793
Tax effect of non-GAAP adjustments above	(2,518)	(2,024)
After tax impact of non-GAAP adjustments	$26,032	$10,769
Adjusted net income	$153,133	$87,157

Diluted weighted-average number of common shares outstanding	28,582	28,323
Diluted earnings per share	$4.45	$2.70
Adjusted diluted earnings per share	$5.36	$3.08

(1) Operating lease asset impairment charges, and other expenses for restaurants due to underperformance.
(2) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants announced in June 2018.
(3) Asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(4) Costs for recruitment, relocation costs, third party and other employee-related costs.

(5) For the three months ended March 31, 2021, stock-based compensation consists of a modification to 2018 performance shares. For the three months ended March 31, 2020, stock-based compensation consists of stock modification charges associated with the departure of our former Executive Chairman primarily related to his 2017 agreement.

(6) For the three months ended March 31, 2020, other adjustments consists of severance associated with the departure of our former Executive Chairman primarily related to his 2017 agreement.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

Adjusted General and Administrative Expenses

	Three months ended
	March 31,
	2021	2020
General and administrative expenses	$155,103	$106,470
Non-GAAP adjustments:
Transformation expenses(1)	(1,553)	(1,446)
Stock-based compensation modification expense(2)	(24,366)	(1,353)
Other adjustments(3)	-	(3,840)
Total non-GAAP adjustments	$(25,919)	$(6,639)
Adjusted general and administrative expenses	$129,184	$99,831

(1) For the three months ended March 31, 2021, transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,400 and employee related restructuring costs of $153.

(2) For the three months ended March 31, 2021, stock-based compensation consists of a modification to 2018 performance shares. For the three months ended March 31, 2020, stock-based compensation consists of stock modification charges associated with the departure of our former Executive Chairman primarily related to his 2017 agreement.

(3) For the three months ended March 31, 2020, other adjustments consists of severance associated with the departure of our former Executive Chairman primarily related to his 2017 agreement.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Effective Tax Rate

	Three months ended
	March 31,
	2021	2020
Effective income tax rate	20.2%	(3.4)%
Tax effect of non-GAAP adjustments	(1.7)	2.8
Adjusted income tax rate	18.5%	(0.6)%